                                                                    EXHIBIT 99.1


CONTACTS:        Jeffrey T. Cook                          Roanne Kulakoff
                 President and CEO                        Lissa Perlman
                 Penford Corporation                      Kekst and Company
                 425-462-6000                             212-521-4800
                 jcook@penx.com

                              FOR IMMEDIATE RELEASE


          PENFORD CORPORATION COMPLETES STARCH AUSTRALASIA ACQUISITION

BELLEVUE, WA, September 29, 2000 -- Penford Corporation (Nasdaq: PENX) reported today that it has completed its previously announced acquisition of Starch Australasia Limited from Goodman Fielder Limited for $54.5 million (USD) in cash. The lower purchase price than announced earlier reflects a more favorable currency exchange rate for Penford.

Starch Australasia is Australia's sole producer of maize starch products and a world leader in the research, development and commercialization of novel new starch-based products.

Penford Corporation develops, manufactures and markets specialty carbohydrate-based ingredient systems for various applications, including papermaking, textiles and food products.

This press release contains forward-looking statements concerning the acquisition of Starch Australasia, in that the purchase price is subject to final post-closing adjustments. There are a variety of factors which could cause actual events to differ materially from those projected in previously issued forward-looking statements such as unforeseen difficulties of integrating the two businesses, decreases or delays in customer demand or orders, increased competition, decreases in market share, unfavorable changes in product mix, disappointments in product development efforts, interest rate and energy cost volatility, foreign exchange rate fluctuations and those listed in the Company's SEC reports, including the reports on Form 10-K for the year ended August 31, 1999.

For automated shareholder information, please call 888-317-2013.